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                                                                   Exhibit 10.26

                              [Cambridge Technology Partners, LOGO Appears Here]

                      CARV MOORE LETTER OF UNDERSTANDING

This document is intended to finalize the employment agreement between Cambridge Technology Partners and Carv Moore with regard to his new position at Cambridge.

Upon your acceptance of the position of Leader of the North American Business Unit of Cambridge Technology Partners (the "Company"), you will be promoted to the position of Executive Vice President/President of NABU and reporting to the Chief Operations Officer. Your annual salary will be $500,000 per year paid on biweekly basis. Your bonus potential at plan performance will represent 100% of your annual salary; (for 2000, this represents the potential to earn a bonus of $500,000). In addition, the Company will recommend to the Board of Directors of Cambridge Technology Partners that you receive 100,000 options at the option price at the close of business prior to the scheduled Board meeting of March 21, 2000.

With your acceptance of the position, the Company will issue a check in the amount of $350,000 to be paid within two weeks of taking responsibility for the NABU operations. This check is an indication of our commitment to your success and is not to be construed as a prepayment of any part of the bonus stated above for the year 2000.

In the event that you are terminated from the Company for reasons other than cause, you will receive one year's severance at your then current annual base salary. During your severance period, the Company will provide you benefits coverage under the then current employee benefits program. Your costs for these benefits will be the employee costs that are in place during the severance period.

During the year 2000, it is expected that you will perform your responsibilities without the requirement of you moving to our Cambridge facility in the Boston area. At the end of the year 2000, the Company and you will mutually agree to one of the following scenarios relative to your work location: (a) that you will continue to formally reside in Seattle, Washington as it does not cause you or the Company any adverse business impact; or (b) it is the common belief that to continue to carry out your responsibilities in an effective way would require you to move to Cambridge, Massachusetts. In the event that both parties agree that a move to Massachusetts is necessary, the Company will provide you relocation assistance as described in the attachment.

As additional incentive to encourage Carv Moore to continue his employment with the Company past the year 2000, the Company will pay to him the amount of $650,000. The payment is to be made on or about January 15th, 2001. These payments are not contigent on his status of being an active employee of Cambridge Technology Partners.

If the decision is that Carv Moore wishes to remain in Seattle, Washington and the Company believes that for him to continue in his role as Leader of NABU he must move to the Boston



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area, the Company will terminate his services from Cambridge Technology Partners and provide him severance as so recorded in this document, specifically referencing paragraph four.

As part of this agreement, Carv Moore acknowledges that in the event of his termination from Cambridge Technology Partners that he will not compete with the then businesses of Cambridge Technology Partners for a period of one year from his termination date. In addition, Carv Moore agrees not to solicit employees or customers of Cambridge Technology Partners for a period of two years from his termination date from the Company.

The signature of Carv Moore on this document is his acknowledgement of the terms and conditions of his employment as Leader of the North American Business Unit for Cambridge Technology Partners. The signature of Gerard Van Kemmel binds Cambridge Technology Partners to the terms and conditions as outlined in the above.


/s/ Carv Moore     Date: 2/29/00          /s/ Gerard Van Kemmel  Date: 3/3/2000
--------------------------------          -------------------------------------
Carv Moore                                Gerard Van Kemmel
                                          Chief Operations Officer
                                          Cambridge Technology Partners